UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 14, 2014 (November 8, 2014)
Commission File Number: 333-184233-14

ACELITY L.P. INC.
(Exact name of registrant as specified in its charter)

Guernsey	98-1022387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12930 West Interstate 10 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (210) 524-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 10, 2014, the Company announced the appointment of Thomas W. Casey, age 52, to serve as Executive Vice President and Chief Financial Officer for the Company and each of its operating subsidiaries, Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited. From 2009 to July 2013, Mr. Casey was Executive Vice President and Chief Financial Officer for Clear Channel. From November 2002 until September 2008, Mr. Casey served as executive vice president and chief financial officer of Washington Mutual, Inc. Prior to November 2002, Mr. Casey served as vice president of General Electric Company and senior vice president and chief financial officer of GE Financial Assurance. Pursuant to the terms of an employment offer letter, signed November 8, 2014, between Mr. Casey and KCI USA, Inc., an Acelity company (the “Offer Letter”), Mr. Casey will receive an annual base salary of $600,000. Commencing with the 2015 fiscal year plan, Mr. Casey is eligible to receive an annual incentive bonus targeted at 80% of his annual base salary. In addition, Mr. Casey will receive a one-time signing bonus of $100,000. Mr. Casey will also serve as the Company’s principal financial officer.

Mr. Casey is also eligible to receive an award of 2,000,000 profits interest units under the executive equity incentive plan maintained by the Company’s parent. Fifty percent of the units which will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of Mr. Casey’s employment start date and the remaining 75% to vest ratably on a quarterly basis thereafter over 36 months, and 50% of the units will vest based on achievement of certain investment milestones for the Company.

A copy of the press release announcing the appointment of Mr. Casey is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued on November 10, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACELITY L.P. INC.

Date: November 14, 2014	By:	/s/ John T. Bibb
	Name:	John T. Bibb
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued on November 10, 2014